Exhibit 10.15                PATHWAY INVESTMENTS, LP.
                           1601 Elm Street, Suite 3400
                               Dallas, Texas 75201


                                  July 14, 2005




W. Grant Atkins, President
Lexington Resources, Inc.
7473 West Lake Mead
Road Las Vegas, Nevada 89128

Re: Revised Agreement
       Barnett Shale Lease Sale and Drilling Program
       Jack and Palo Pinto Counties, Texas

Dear W. Atkins:

The following shall constitute the revised Agreement between Pathway investments, L.P. ("Pathway") and Lexington Resources, Inc. ("Lexington") with regard to the following Barnett She ("BS") leasehold acreage purchase and related horizontal drilling program. This letter shall replace and supercede in all respects the letter between Pathway and Lexington which the parties executed on June 2, 2005.


                                                                  Estimated No. of
   Lease         Estimated         Leasehold Rights                Horizontal Wells    Exhibit
   Name          Net Acres          Being Purchased       County      By Lease          No **
 --------------------------------------------------------------------------------------------------------
   Riley             803           300' above top of     Jack            6               A-1
                                   BS and below

   Berry*            460           300' above top of     Jack            4               A-2
                                   BS and below

   Gilbert       1200 to 1800      All rights            Palo Pinto    9 to 15           A-3

   Mullinax*        625            1' above top of       Jack             5              A-4
                                   BS and below
              -------------------                                     ---------
   TOTALS      3,087 to 3687                                           24 to 30


*    Leases currently held by production from zones above the BS.

** All Exhibits are attached hereto and made a part hereof and the parties to this Agreement have initialed each exhibit page.

Pathway/Lexington Resources
July 14, 2005

1) Pathway will sell and Lexington will purchase 100% of the available working interest in all of the leases outlined above (hereinafter the "Leases") to Lexington Resources, Inc. ("Lexington") on the following terms and conditions:

     a) On or before August 19, 2005 ("Closing Date") Lexington will pay Pathway $450 per net leasehold acre (less the non-refundable deposit previously paid under Section 5 below) under all the Leases (except for the Gilbert Lease which Lexington will pay Pathway $500 per net leasehold acre) for which Pathway can deliver good and able title to Lexington. Lexington acknowledges that they are aware that Pathway is in the process of running title on each of the Leases outlined hereunder, and Pathway cannot assure delivery of good and marketable title on any of the Leases as of the date of this Agreement. The parties further understand and agree that all of the acreage in the Leases specified herein may not be available for acquisition by Pathway. Pathway will use its best efforts to substitute suitable replacement acreage, if available.

     b) As title is completed by Pathway on each of the four (4) Leases outlined above, Pathway shall submit such title information to Lexington (or its designated authorized representatives) for their review and written approval with regard to each Lease set forth on page 1 hereof. Once Lexington has approved title then Pathway will close its acquisition of the approved Lease. Lexington agrees that they will pay Pathway in full for each Lease for which Lexington has approved title within three (3) business days after Pathway has purchased said Lease.

     c) Pathway will have the option on each of the subject Leases to (i) deliver said Leases to Lexington with a 75% net revenue interest and be carried for a 10% working interest in the drilling, completion and equipping to the pipeline on all wells drilled on the Leases or (ii) Pathway will deliver each of the subject Leases to Lexington with a 70% net revenue interest. Any remaining net revenue interest shall be reserved as an overriding royalty interest by Pathway. (Note: further modification of this agreement has increased the delivered NRI up to 72.5%.)

2) Pathway and Lexington agree that Oak Hills Drilling and Operating ("Oak Hills"), or a related entity, shall serve as operator of all wells drilled hereunder. Oak Hills will furnish a drilling rig and related services at prevailing competitive market rates that are capable of achieving the horizontal drilling depth required on the leases delivered pursuant hereto.


3) Lexington and Oak Hills will use their best efforts to fully develop all of the Leases outlined herein with horizontal drilling within thirty (30) months from the effective date hereof. If Lexington and Oak Hills fail to fully develop any of the acreage delivered hereunder then any such undeveloped leasehold acreage will be reassigned at no cost to Pathway on or before one year before the expiration of such undeveloped leasehold.

Mar 31 2006 9:32AM


Pathway/Lexington Resources
July 14, 2005

4) If requested to do so, Pathway will work with Oak Hills and Lexington to determine well locations, horizontal well paths, and optimal frac designs on the wells to be drilled on the Leases.

5) Lexington has previously delivered to Pathway a non-refundable deposit of $100,000.00, which shall be credited against the total purchase price to be paid by Lexington to Pathway for the Leases delivered at any Closing hereunder.

6) This Agreement shall be binding upon their heirs, successors and assigns of the parties hereto. It shall further be interpreted and enforceable under the laws of the State of Texas; and, subject to specific jurisdictional requirements, venue shall lie in Dallas County, Texas for any dispute or enforcement action related hereto.

7) Unless otherwise agreed by Pathway in writing, failure by Lexington to perform hereunder for any reason shall be subject to all legal and equitable remedies, including, but not limited to, actions for damages (actual, consequential and punitive), specific performance, injunction and/or any other available remedies at law or in equity.

8) Upon Closing of the sale and purchase of the Leases hereunder, Lexington and Pathway will enter into a legally binding, recordable conveyance and Pathway will record such documents as they apply to each Lease sale closed
     .

9) Any press releases or other public disseminations made by Lexington regarding the transaction(s) hereunder shall be approved by Pathway prior to their release.


Agreed and effective this l4th day of July, 2005.

 Sincerely,

 PATHWAY INVESTMENTS, L.P., a                     LEXINGTON RESOURCES. INC., a
 Texas limited partnership                        Nevada, corporation

By: Chaparral Capital Corporation, it's           By:/s/ Grant Atkins
    general partner                               -----------------------------
                                                  Grant Atkins, President
By: David S Hunt
-------------------------------------
David S Hunt, President